FIRST COMMONWEALTH FINANCIAL CORPORATION
NON-QUALIFIED DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective as of December 18, 2017

THIS PLAN, is amended and restated as of the 18th day of December, 2017.

WITNESSETH

RECITALS

The First Commonwealth Financial Corporation Supplemental Executive Retirement Plan (the “Plan”) was originally adopted as of January 1, 1998, by First Commonwealth Financial Corporation, a bank holding company organized and existing under the laws of the Commonwealth of Pennsylvania (the “Employer”) for certain Executive Employees (as defined herein) of the Employer. Effective January 1, 2012, the name of the Plan was changed to the First Commonwealth Financial Corporation Nonqualified Deferred Compensation Plan. The Plan is a nonqualified deferred compensation plan subject, since January 1, 2005, to the requirements of Section 409A of the Internal Revenue Code (“Code”).

WHEREAS, pursuant to the authority reserved in Section 11.1 of the Plan, the Plan has been amended from time to time to incorporate changes that have been deemed appropriate; and

WHEREAS, the Plan was most recently amended and restated effective as of January 1, 2012; and

WHEREAS, the Plan was amended, effective as of October 22, 2012 and again effective as of October 16, 2014, in certain respects and there are certain other changes that have been approved to be made to the Plan effective as of December 18, 2017, or as otherwise set forth herein, which have resulted in the decision to amend and restate the Plan as of that date or as otherwise set forth herein; and

WHEREAS, the Plan as amended and restated in 2012 contained certain amounts that had been contributed prior to January 1, 2005 (and earnings thereon), which were “grand-fathered” and were not subject to Section 409A; and

WHEREAS, as of the date of this amendment and restatement, the grandfathered amounts have been distributed, in accordance with the prior terms of the Plan and the Plan participants deferral elections so that the grandfathered provisions have been eliminated in this restatement.

Accordingly, the Plan, as amended and restated, is hereby adopted.

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS1
ARTICLE II - INTRODUCTION AND PURPOSE6
2.1 Introduction6
2.2 Purpose7
ARTICLE III - PARTICIPATION8
3.1 Participation8
3.2 Termination Of Employment8
3.3 Termination Of Active Participation While Employed8
ARTICLE IV - CONTRIBUTIONS AND ALLOCATIONS8
4.1 Elective Contributions8
4.2 Non-Elective Contributions10
4.3 Termination of Employment During Year10
ARTICLE V - VESTING10
5.1 Vesting in Elective Contributions10
5.2 Vesting in Non-Elective Contributions10
ARTICLE VI - INVESTMENTS AND VALUATIONS10
6.1 Investment of Participant’s Aggregate Account10
6.2 Adjustment for Investment Earnings11
6.3 Valuation of the Investment Funds11
6.4 Right to Change Procedures11
6.5 Statement of Accounts11
ARTICLE VII - DETERMINATION AND DISTRIBUTION OF BENEFITS12
7.1 Distribution Events12
7.2 Distribution Forms for Executive Employees who were Plan Participants before
January 1, 2012    13
7.2A Distribution Form for Executive Employees who become Plan Participants on
or after January 1, 2012 and prior to January 1, 2018    15
7.2B Distribution Form for all Executive Employees for Elective Contributions and Non-
Elective Contributions, if any, Made on or after January 1, 2015 and Prior to
January 1, 2018:    15
7.2C Distribution Form for all Executive Employees Elective Contributions and Non-
Elective Contributions, if any, made on or after January 1, 2018:    15
7.3 Distribution Timing16
7.4 Distribution Elections for Elective Contributions and Non-Elective Contributions (for
Plan Years for which Executive Employees are Permitted to Make Distrubution
Elections)     16
7.5 Post-December 31, 2007 Installment Payments Considered Separate Payments16
7.6 Making of Distribution17
7.7 Distribution on Termination of Employment Attributable to Aggregate Account
Attributable to Post-2004 Deferrals    17
ARTICLE VIII - BENEFICIARIES; PARTICIPANT DATA17
8.1 Beneficiary Designations17
8.2 Communications17
ARTICLE IX - ADMINISTRATION18
9.1 Powers and Responsibilities of Administrator18
9.2 Plan Sponsor18
9.3 Powers and Responsibilities of Committee18

9.4 Claims Procedure18
9.5 Section 409A Compliance19
ARTICLE X - TRUST FUND20
10.1 Establishment of Trust20
10.2 Right of Assignment and Transfer of Interest20
10.3 Unfunded Nature of Plan20
ARTICLE XI - AMENDMENT AND TERMINATION20
11.1 Amendment20
11.2 Termination of Plan20
ARTICLE XII - MISCELLANEOUS22
12.1 Limitation of Rights22
12.2 Headings22
12.3 Gender and Number22
12.4 Governing Law22

ARTICLE I - DEFINITIONS

As used in this Plan, the following words and phrases shall have the meaning forth below, unless a different meaning is clearly required by the context:

1.1	"Act" means the Employee Retirement Income Security Act of 1974 (P.L. 93‑406, 29 USC § 1001 et seq), as the same maybe amended from time to time.

1.2
“Active Participant” means a Participant who is an Executive Employee who has elected to participate in the Plan by completing a Salary Deferral Agreement, or commencing with the 2018 Plan Year, a Deferral Agreement.

1.3	“Administrator” means the Employer.

1.4	"Aggregate Account" means, with respect to each Participant, the value of all accounts maintained on behalf of that Participant.

1.5	"Anniversary Date" means December 31 of each Plan Year.

1.6	“Base Compensation” shall mean that portion of a Participant’s Compensation derived from his or her base salary.

1.7	"Beneficiary" means the person to whom, or the entity to which, a share of a deceased Participant's interest in the Plan is payable.

1.8	"Board of Directors" means the Board of Directors of the Employer.

1.9
“Change in Control” shall be defined and interpreted in accordance with Code Section 409A to mean the date any of the following occurs: (i) the acquisition, other than from the Employer, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding shares of common stock of the Employer; (ii) a majority of the members who constitute the Board (the “Incumbent Board”) cease within a 12-month period to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the effective date of this Plan, whose election, or nomination for election by the Employer’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board; or (iii) consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Employer (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of outstanding shares of the Employer’s common stock immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than fifty-percent (50%) of the then outstanding shares of common stock of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Employer or all or substantially all of the Employer’s assets either directly or through one or more subsidiaries). With respect to a Participant who is an Executive Employee of a subsidiary or affiliate of the Employer, the term “Change in

Control” shall also be interpreted to include the occurrence of an event set forth in sub-section (i) or (iii) hereof that occurs with respect to such subsidiary or affiliate.

Notwithstanding any other provision herein to the contrary, (i) the placement of the Employer into receivership or conservatorship by the Federal Deposit Insurance Corporation ("FDIC") or a state or federal banking regulatory agency with jurisdiction over any of the Employer, (ii) the acquisition of fifty-percent (50%) or more of any of the Employer’s assets or assumption of fifty-percent (50%) or more of the Employer’s deposit liabilities in an FDIC-assisted transaction, and (iii) a change in the Employer’s board of directors at the direction of a state or federal banking regulatory authority having jurisdiction over the Employer, will not constitute a Change in Control. To the extent any provision of this definition violates the requirements of Code Section 409A, the requirements of Code Section 409A shall control.

1.10	"Committee" means the Compensation and Human Resources Committee of the Board of Directors of the Employer, as the same shall from time to time be constituted.

1.11
“Compensation” on or after April 9, 2009 and prior to January 1, 2018, with respect to any Participant, means such Participant’s Base Compensation paid to him during the Plan Year excluding overtime pay, bonuses, commissions and incentive pay, income realized on or after January 1, 2012 from becoming vested in restricted stock awards, any non-qualified deferred compensation, income from exercise of stock options, separation pay, early retirement pay, any reimbursement or other expense allowances and other taxable fringe benefits. On or after January 1, 2018, “Compensation” shall include Incentive Compensation paid under an applicable annual cash incentive plan as determined by the Employer from time to time.

1.12	"Code" means the Internal Revenue Code of 1986 (26 USC), as amended from time to time.

1.13
“Deferral Agreement” shall mean for Elective Contributions on or after January 1, 2018, an agreement or agreements on which an applicable Participant shall be entitled to defer Base Compensation and/or Incentive Compensation that is earned for the applicable Plan Year.

1.14
"Deferred Compensation" means, prior to January 1, 2018, that portion of a Participant's Base Compensation which he/she would have been entitled to receive in cash during a calendar year but for a Salary Reduction Agreement between such Participant and the Employer. For Plan Years commencing on and after January 1, 2018, “Deferred Compensation” also includes that portion of a Participant’s Compensation that he/she would have earned for the calendar year under an applicable annual cash incentive plan (i.e., “Incentive Compensation”) that would have been paid to the Participant within the first two and one-half months after the end of such Plan Year but for a Deferral Agreement between such Participant and the Employer.

1.15	“Distribution Event” means any event set forth in Section 7.1 hereof pursuant to which a Participant is entitled to a distribution of his/her Aggregate Account.

1.16	“Early Retirement Age” means age 55.

1.17	"Effective Date" of this amendment and restatement means, unless otherwise set forth herein, December 18, 2017. The original effective date of the Plan was January 1, 1998.

1.18	"Elective Contribution" means the Employer's contributions to this Plan that are made pursuant to the Participant's deferral election in accordance with Section 4.1 hereof.

1.19
"Employee" means any person employed by the Employer or of any subsidiaries or affiliates of which the Employer shall own a fifty percent (50%) or greater capital interest, but shall not include consultants, directors who are not also employed by the Employer and other persons not employed by the Employer.

1.20	"Employer" means First Commonwealth Financial Corporation, a bank holding company, and any successor or successors thereto.

1.21
"Executive Employee" means an Employee who is a member of the Employer's select group of management or highly compensated employees within the meaning of Section 201(2) of the Act (29 USC § 1051(2)). For these purposes, commencing January 1, 2018, Employees who, in the immediately preceding Plan Year (i.e., the “look-back” year) were in the top seven percent (7%) of Employees as determined by Base Compensation, and who are reasonably expected to remain in such group during the current Plan Year, shall be considered a member of the “Employer’s select group of management or highly compensated employees.”

1.22
"Fiduciary" means any person who, or entity which, (a) exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets, (b) renders investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the Plan or has any authority or responsibility to do so, or (c) has any discretionary authority or discretionary responsibility in the administration of the Plan, including, but not limited to, the Trustee, the Employer and the Administrator.

1.23	"Former Participant" means a person who has once been a Participant hereunder but who is no longer an Employee and whose Vested Aggregate Account has not yet been fully distributed to him.

1.24
“Inactive Participant” means (i) an Employee with an Aggregate Account in the Plan who no longer qualifies as an Executive Employee for purposes of making Elective Contributions to the Plan, or (ii) an Executive Employee who has chosen not to participate for the Plan Year but who continues to have an Aggregate Account in the Plan.

1.25	“Incentive Compensation” means that portion of a Partcipant’s Compensation attributable to amounts earned under an annual cash incentive plan maintained by the Employer.

1.26
“Investment Funds” means the various investment funds established and maintained under the Trust which shall be identical, (to the extent possible), or similar to those maintained under the Basic 401(k) Plan. To the extent a stable value fund is used as an investment option, the applicable rules under that fund for transferring out of such investment option shall apply to all monies invested therein.

1.27	"Labor Regulations" means the regulations of the United States Department of Labor (29 CFR), and as amended periodically.

1.28
"Non-Elective Contribution" means a contribution made by the Employer on behalf of a Participant other than an Elective Contribution. As of the Effective Date of this amendment and restatement, the Employer no longer contributes Non-Elective Contributions to this Plan.

1.29	“Normal Retirement Age” means age 62.

1.30
"Participant" means any Executive Employee who participates in this Plan (whether as an Active Participant or an Inactive Participant). A Participant may be an Executive Employee of the Employer or of a subsidiary or affiliate of the Employer.

1.31
"Participant's Elective Account" means the account established and maintained by the Administrator for each Participant with respect to his interest in the Plan resulting from his Elective Contributions.

1.32
"Participant's Non‑Elective Account" means the account established and maintained by the Administrator for each Participant with respect to his interest in the Plan resulting from his Non‑Elective Contributions.

1.33	"Plan" means the First Commonwealth Financial Corporation Non-Qualified Deferred Compensation Plan as contained herein or as subsequently amended and/or restated.

1.34
"Plan Compensation" for all Participants as of January 1, 2013 and for all Executive Employees who become Participants on or after January 1, 2013, means a Participant’s Compensation for calendar years of at least $110,000. Notwithstanding the foregoing, Plan Compensation shall have no meaning after December 31, 2017.

1.35	"Plan Year" shall be the calendar year.

1.36
“Retirement Plan Committee” means the Committee comprised of members of senior management in the Company’s Human Resources and Finance Departments, as selected from time to time by the Chief Executive Officer of the Company.

1.37
"Salary Reduction Agreement" means, with respect to Elective Contributions prior to January 1, 2018, an agreement between a Participant and the Employer, or, if applicable, with the subsidiary or affiliate employing the Participant, pursuant to which such Participant's Base Compensation shall be reduced and he shall be entitled to Deferred Compensation pursuant to Section 4.1 hereof.

1.38
“Separation from Service” means, to the extent that an amount under the Plan is subject to Section 409A of the Code, a Participant’s termination of employment with the Employer, other than by reason of death or Disability that qualifies as a “separation from service” for purposes of Section 409A of the Code. A Separation from Service will be deemed to occur where the Participant and the Employer reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) will be permanently reduced to a level that is less than twenty percent (20%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services for less than 36 months.) A Participant shall not be considered to have had a Separation from Service as a result of a transfer from an affiliate or subsidiary of the Employer to another affiliate or subsidiary of the Employer.

1.39	“Specified Date” means a specific calendar date selected by a Participant in a Specified Date distribution election.

1.40
“Specified Employee” means a Participant who is a key employee as described in Code Section 416(i)(I)(A) without regard to paragraph 5 thereof). A Participant will not be considered a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise and the Participant is a Specified Employee on the date of his/her termination of employment. If a Participant is a Specified Employee at any time during the 12 months ending on the Specified Employee identification date, the Participant is a Specified Employee for the twelve month period commencing on the Specified Employee effective date. The Specified Employee identification date is December 31. The Specified Employee effective date is the April 1st following the Specified Employee identification date. The Committee will determine whether the Employer has publicly traded stock as of the date of the Participant’s termination of employment.

1.41
“Total Disability” means (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is determined to be totally disabled by the Social Security Administration, or (c) the Participant is determined to be disable in accordance with the long term disability program sponsored by the Employer. Evidence of Total Disability under sub-section (a) hereof will be conclusively determined to exist if such determination is made by the Social Security Administration or under the Employer’s long term disability program.

1.42	"Treasury Regulation" means the income tax regulations as promulgated by the Secretary of the Treasury or his delegate (26 CFR), and as amended periodically.

1.43
"Trust Agreement" means that certain Agreement and Declaration of Trust made and entered into as of a given date with the Plan by and between the Employer, as settlor, and the Trustee used for funding the benefits accrued hereunder, and any amendments, substitutions or recodifications thereto.

1.44	"Trust Fund" means the assets held in trust by the Trustee from time to time pursuant to the Trust Agreement.

1.45	"Trustee" means Fidelity Management Trust Company and any successor or successors thereto.

1.46
“Unforeseeable Emergency” means a severe financial hardship resulting from an illness or accident of the Participant or the Participant is dependent (as defined in Section 152 of the Internal Revenue Code), loss of the Participant or the Participant’s beneficiaries property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary or unforeseeable circumstances arising as a result of events beyond the Participant’s control. For example, the imminent foreclosure of or eviction from the Participant or the Participant’s beneficiaries primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expense of a spouse, or a dependent (as defined in Section 152 of the Internal Revenue Code) may also constitute an Unforeseeable Emergency. Whether the Participant or the Participant’s beneficiary is faced with any Unforeseeable Emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement of compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

Distributions because of an Unforeseeable Emergency must be limited to the amount reasonable necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, State, Local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

Determination of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available because the Plan provides for cancellation of a Base Compensation deferral election upon a payment due to an Unforeseeable Emergency.

1.47	“Valuation Date” means each day during the year in which the New York Stock Exchange is open for trading.

1.48
“Vested" means the non-forfeitable portion of any account maintained on behalf of a Participant. As of the Effective Date of this amendment and restatement, all amounts under the Plan are Vested. Accordingly, as of the Effective Date, Vested Aggregate Account and Aggregate Account are used interchangeably.

1.49	“Year of Service” means any calendar year of employment with the Employer in which an Executive Employee completes at least 1,000 Hours of Service.

ARTICLE II - INTRODUCTION AND PURPOSE

2.1    Introduction

This Plan was originally adopted as of January 1, 1998, and was amended and restated initially as of January 1, 2003. The Plan was amended and restated as of January 1, 2008 to comply with applicable provisions of Internal Revenue Code 409A, and was amended and restated again as of January 1, 2012, to incorporate changes made as of April 9, 2009 and January 1, 2010, as well as certain other changes that were initially effective as of January 1, 2012. This Plan is being amended and restated again, effective December 31, 2017, to (i) incorporate certain changes made since the last restatement, (ii) to eliminate the provisions relating to amounts contributed prior to January 1, 2005 (the “grandfathered” amounts), which have been distributed prior to this restatement; (iii) to further clarify and refine certain terms required by Internal Revenue Code Section 409A, (iv) to correct the Change in Control definition to bring it into compliance with Internal Revenue Code Section 409A, (v) to add the ability to make installment distribution elections again for deferrals made on or after January 1, 2018, (vi) to allow participants to defer all or a portion of their earned annual cash incentive plan awards to this Plan and (vii) for certain other purposes.

The Plan continues to constitute "a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Section 201(2) of the Act (29 USC § 1051(2)) and the Labor Regulations applicable thereto. Accordingly, it shall be exempt from Parts 2 and 3 of Title I of the Act and shall be subject to simplified reporting and disclosure under Part 1 of Title I of the Act as provided by the applicable Labor Regulations.

2.2    Purpose

Prior to January 1, 2013, the purpose of this Plan was to restore some of the equity to Participants as compared with other Employees that would otherwise be lost under certain provisions of the Employer’s tax-qualified plans, such as:

a.    The maximum compensation restrictions contained at Section 401(a)(17) of the Code.

b.    The Actual Deferral Percentage restrictions contained at Section 401(k)(3)(ii) of the Code.

c.    The Actual Contribution Percentage restrictions contained at Section 401(m)(2)(A) of the Code.

d.    The maximum contribution and forfeiture restrictions contained at Section 415 of the Code.

e.    The maximum salary reduction deferral restrictions contained at Section 402(g) of the Code.

Commencing January 1, 2013, Participants could defer on Base Compensation without regard to tax-qualified plan limits above.

For Plan Years commencing on or after January 1, 2018, this Plan is intended to permit eligible Participants to defer a portion of their Base Compensation and, to the extent applicable, Incentive Compensation earned under such annual cash incentive plan or plans as the Employer determines.

ARTICLE III - PARTICIPATION

3.1    Participation

Prior to January 1, 2018, an Executive Employee will be eligible for participation in the Plan if his/her total annual or annualized applicable Plan Compensation for a calendar year is at least the amount specified in Section 1.34. For Plan Years commencing on or after January 1, 2018, all Executive Employees shall be eligible for participation in the Plan in Plan Years for which they satisfy the definition of Executive Employee.

3.2    Termination Of Employment

A Participant who ceases being an Employee shall cease being a Participant hereunder and shall thereupon become a Former Participant. On or after January 1, 2018, if such a Former Participant shall thereafter again become an Executive Employee, he or she shall again be eligible to become a Participant as of the first day of the first Plan Year after again becoming an Executive Employee.

3.3    Termination Of Active Participation While Employed

A Participant who ceases being an Executive Employee shall cease being an Active Participant at the end of the then Plan Year and shall thereafter be considered an Inactive Participant. If such an Inactive Participant shall thereafter again become an Executive Employee, he/she shall automatically be eligible to become an Active Participant in the Plan as if the first day of the first Plan Year after becoming an Executive Employee. Notwithstanding anything herein to the contrary, if an Executive Employee no longer qualifies as an Executive Employee during the course of a Plan Year for which the Employee has elected to make deferrals (but remains the Employee of the Employer or an affiliate or subsidiary), the Employee shall continue to be required to make Elective Contributions for the remainder of such Plan Year.

ARTICLE IV - CONTRIBUTIONS AND ALLOCATIONS

4.1    Elective Contributions

(a)    Base Compensation Deferrals. Any Participant who is a Participant on the first day of a Plan Year may enter into a Salary Reduction Agreement (or for Plan Years after the Effective Date, a Deferral Agreement) with the Employer, or if applicable, with the subsidiary or affiliate employing the Participant, but in any event is not required to enter into such an agreement, pursuant to which the Participant's Base Compensation shall be reduced by the percentage that such Participant elects, not less than one percent (1%) nor more than twenty-five percent (25%), in whole integer percentages, such amount, along with a Participant’s Incentive Compensation deferrals under Section 4.1(b) below, to constitute the Participant's Deferred Compensation. For the purpose of assisting the Employer and the Administrator in recording the amount of Deferred Compensation, and for providing additional assurance to the Participant of his/her rights thereto under certain circumstances, all as provided herein and in the Trust Agreement, the Employer shall make an Elective Contribution on behalf of each such Participant, equal to the Participant's elected Deferred Compensation for the Plan Year, in the manner provided by the next sentence hereto. The amount of such Elective Contribution attributable to Base Compensation deferrals, as calculated at the beginning of each Plan Year, shall be conveyed and transferred to the Trustee in as level an amount as possible over the number of paychecks in that Plan Year to be held in trust for the benefit of the Participant, but subject in any event to the interest of the creditors of the Employer under certain circumstances, as provided in the Trust Agreement.

Any such election shall be made prior to the first day of the applicable Plan Year and shall thereafter be irrevocable with respect to that Plan Year (except in the case of an Unforseeable Emergency), but may be modified or revoked as it pertains to any future Plan Year. The Employer, or if applicable, the subsidiary or affiliate employing the Participant, shall thereupon cause the Participant's Compensation to be reduced in an amount equal to his/her Deferred Compensation for the Plan Year pursuant to such election, in as level an amount as possible over the number of paychecks in that Plan Year.

Notwithstanding anything to the contrary above, if an Executive Employee becomes initially eligible to participate during a Plan Year, he/she may elect to enter into a Salary Reduction Agreement/Deferral Agreement with the Employer for that initial Plan Year by reducing Compensation by any whole percentage necessary, if applicable, to achieve a deferral equal to up to twenty-five percent (25%) of Base Compensation for such Plan Year, provided such Salary Reduction Agreement is effective no sooner than thirty (30) days after it is completed and returned to the Employer and shall not be effective to defer any Base Compensation earned prior to the effective date of such Salary Reduction Agreement. Such election shall constitute the Participant’s Deferred Compensation for the initial Plan Year and shall thereafter be irrevocable with respect to that Plan Year.

(b)    Incentive Compensation Deferrals. On or after the Plan Year commencing January 1, 2018, any Participant who is a Participant in an annual cash incentive plan from which the Employer permits Elective Contributions may enter into a Deferral Agreement prior to the first day of the Plan Year with the Employer, or if applicable, with the subsidiary or affiliate employing the Participant, under which the Participant's Incentive Compensation earned for such Plan Year may be reduced by the percentage that such Participant elects, but not less than ten percent (10%) nor more than one hundred percent (100%), in whole integer percentages, such amount, along with a Participant’s Base Compensation deferrals under Section 4.1(a), to constitute the Participant's Deferred Compensation. The Employer shall make an Elective Contribution on behalf of each such Participant, equal to the Participant's elected Deferred Compensation hereunder for the Plan Year, in the manner provided by the next sentence hereto. The amount of such Elective Contribution attributable to Incentive Compensation deferrals, as calculated at the time that the amount of the Incentive Compensation would be determined to have been earned, shall be conveyed and transferred to the Trustee on or no later than three (3) business days after the Incentive Compensation that is not deferred is transferred to participants in such annual cash incentive plan, but subject in any event to the interest of the creditors of the Employer under certain circumstances, as provided in the Trust Agreement.

Any election to defer shall be made prior to the first day of the applicable Plan Year and shall thereafter be irrevocable with respect to that Plan Year (except in the case of an Unforeseeable Emergency), but may be modified or revoked as it pertains to any future Plan Year.

4.2    Non-Elective Contributions

There shall be no Non-Elective Contributions made to the Plan by the Employer on or after April 9, 2009, (or the pay period ending after, but which includes, April 9, 2009).

4.3    Termination of Employment During Year

If a Participant shall terminate his employment during a Plan Year, all contributions, Elective and Non-Elective, shall cease after the last paycheck received by the Participant as a result of such termination of employment, except to the extent set forth herein. If a Participant earns Incentive Compensation for the year in which his or her employment terminates and the Participant elected to defer a portion of his or her Incentive Compensation for such Plan Year, then the applicable percentage of such Incentive Compensation shall be deferred to the Plan on the date that it otherwise have been deferred.

ARTICLE V - VESTING

5.1	Vesting in Elective Contributions

A Participant is always 100% vested in the Participant’s Elective Contributions and earnings thereon.

5.2	Vesting in Non-Elective Contributions

On or before April 9, 2009, the Employer made Non-Elective Contributions to the Plan that were subject to a vesting schedule, based on a Participant’s Years of Service. Commencing April 9, 2009, the Employer eliminated Non-Elective Contributions to the Plan. All Non-Elective Contributions previously made to the Plan are fully vested.

ARTICLE VI - INVESTMENTS AND VALUATIONS

6.1	Investment of Participant’s Aggregate Account

a.    All contributions and earnings therein which are held in a Participant’s Elective Account or Non-Elective Account (which, in the aggregate, shall constitute a Participant’s Aggregate Account) shall be invested in the Investment Funds maintained under the Trust. The Participant shall have the right to select the investment for his or her Aggregate Account, however, the Trustee reserves the right, in its sole discretion, to override the Participant’s investment election and invest the Participant’s Aggregate Account as it deems best.

b.    Effective October 16, 2014, or as soon thereafter as reasonably practicable, the Employer’s publicly traded common stock (“Employer Stock”) shall be added as an investment option under the Plan and an investment in such Employer Stock shall be deemed to be an investment in a separate Investment Fund. In connection with the inclusion of this new Investment Fund, the Retirement Plan Committee shall establish procedures to ensure that no Participant who is deemed an “insider” under the laws and regulations of the Securities Exchange Commission shall transact in such Employer Stock during any black-out period established by the Employer. The Retirement Plan Committee shall also establish rules and procedures to determine whether to permit Participants to vote any Employer Stock allocated to such Participant’s account.

6.2	Adjustment for Investment Earnings

The amounts credited to a Participant’s Aggregate Account shall be credited or debited with a proportionate share of any gains or losses resulting from the Investment Funds from time to time in accordance with uniform procedures established by the Retirement Plan Committee to reflect the values of an investment equal to the proportionate share of the Participant’s Aggregate Account balance in an Investment Fund. The Investment Funds available may be added or eliminated from time to time by the Retirement Plan Committee, with the approval of the Trustee; provided however, that the Retirement Plan Committee may not retroactively eliminate any Investment Fund.

Notwithstanding anything to the contrary above, if a Participant does not make an investment election, the Retirement Plan Committee will invest all of the Participant’s Aggregate Account in a default investment fund, which shall be selected by the Retirement Plan Committee. The initial default investment fund, and any change in the default investment fund shall be communicated to Participants from time to time by the Retirement Plan Committee by any reasonable method (i.e., inclusion of the name of the default investment fund on the website from which participants select their investment options shall be deemed a reasonable method).

6.3	Valuation of the Investment Funds

The Investment Funds shall be valued daily. On each calendar quarter Valuation Date as provided in Section 6.5, there shall be allocated to the Aggregate Account of each Participant his proportionate share of the increase or decrease in the fair market value of his Aggregate Account in each of the Investment Funds. In addition, whenever an event requires a determination of the value of the Participant’s Aggregate Account, the value shall be computed as of the Valuation Date on the date of determination, subject to the provisions of Section 6.2.

6.4	Right to Change Procedures

The Trustee reserves the right to change from time to time the procedures used in valuing the Participant’s Aggregate Account or crediting (or debiting) these Accounts if it determines, after due deliberation and upon the advice of counsel and/or the current recordkeeper, that such an action is justified in that it results in a more accurate reflection of the fair market value of assets. In the event of a conflict between the provisions of this Article and such new administrative procedures, those new administrative procedures shall prevail.

6.5	Statement of Accounts

As of the end of each calendar quarter Valuation Date (March 31, June 30, September 30, and December 31) each Participant shall be furnished with a statement setting forth the value of his Aggregate Account and the Vested portion of his Aggregate Account.

ARTICLE VII - DETERMINATION AND DISTRIBUTION OF BENEFITS

7.1    Distribution Events

The events which will cause a distribution to be made from the Plan include the following:

a.    Termination of Employment. A distribution will be triggered upon a Participant’s termination of employment for any reason for that portion of the Vested Aggregate Account attributable to Plan participation from January 1, 2005 through December 31, 2007.

b.    The Later of Termination of Employment or Attainment of Normal Retirement Age. A distribution will be triggered upon the later of a Participant’s (i) termination of employment, or (ii) attainment of Normal Retirement Age for that portion of the Vested Aggregate Account attributable to Plan participation after December 31, 2007. Notwithstanding the foregoing, for Plan Years commencing January 1, 2018 and thereafter, a Participant may alternatively elect for that one or more Plan Year’s Elective Contributions plus earnings thereon be distributed in accordance with Section 7.1.c or 7.1.h., in lieu of under this Section.

c.    The Later of Termination of Employment or Attainment of Early Retirement Age. For amounts deferred on or after January 1, 2018, a Participant may elect in his/her Deferral Agreement for a Plan Year to receive the Elective Contributions and earnings attributable to such Plan Year on the later of termination of employment or Early Retirement Age.

d.    Total Disability. A distribution will be triggered if a Participant incurs a Total Disability for that portion of his Vested Aggregate Account attributable to Plan participation after December 31, 2007. In the case of the foregoing, a Participant’s Total Disability will override any contrary deferral election made by a Participant (including a Specified Date election) and the Participant’s Vested Aggregate Account will be distributed at his/her Total Disability.

e.    Change in Control. A distribution will be triggered of a Participant’s Aggregate Account if there is a Change in Control in stock ownership of the Employer.

f.    Unforeseeable Emergency. A distribution will be triggered if a Participant experiences an Unforeseeable Emergency that causes such Participant to request a distribution for any reason. The distribution will be for that part of the Vested Aggregate Account attributable to Plan participation after December 31, 2007. In order to request a distribution due to an Unforeseeable Emergency, the Participant shall make such request to the Committee and shall provide such documentation as reasonably requested by the Committee in support of such request. For any Plan Year for which an Unforeseeable Emergency distribution is requested by the Participant and granted by the Committee, the Participant’s future Elective Contributions will be cancelled for the remainder of such Plan Year.

Distributions that are because of an Unforeseeable Emergency will be limited to the amount reasonably necessary to satisfy the emergency need (can include amounts necessary to satisfy the emergency need, which may include amounts necessary to pay any Federal, State, Local or foreign income taxes or penalties reasonably anticipated to result from the distribution).

Determination of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that will be available since a Base Compensation deferral election must be cancelled when a payment due to an Unforeseeable Emergency is made.

g.    Death. Upon the death of a Participant, his/her designated beneficiary(ies) will receive a distribution of the Aggregate Account (including amounts subject to a Specified Date election) or the remaining balance of his/her Aggregate Account under the Plan in one lump sum as soon as administratively practical after the Participant’s death, but in no event later than sixty (60) days following the Participant’s death.

h.    Distribution on Specified Date. For Elective Contributions for Plan Years commencing on or after January 1, 2018, a Participant may elect in his/her Deferral Agreement to receive that Plan Year’s deferrals and earnings thereon, on a Specified Date. The payment of a Specified Date election shall be made on such date (or within five (5) business days of such date). A Specified Date election may only be made to request a distribution on a Specified Date occurring prior to the Participant’s Normal Retirement Age.

7.2	Distribution Forms for Executive Employees who were Plan Participants before January 1, 2012

Except to the extent set forth below in this Section 7.2 or in Sections 7.2B and 7.2C, for that portion of the Vested Aggregate Account attributable to post-December 31, 2004 Plan participation, the forms of distribution available include:

•    Lump sum, or

•	Installment payments from 2 to 10 years. An election to receive installment payments shall be subject to the following:

i.    An election to receive installment payments must be made on a date that is at least one year prior to when the Aggregate Account would otherwise be paid in a lump sum.

ii.    The first installment shall be determined as of a Valuation Date immediately preceding the commencement date of the first payment. Each installment shall be calculated by making each payment a fraction of the remaining Aggregate Account, the numerator of which is (1) and the denominator (‘n”) of which is the remaining payments due.

iii.    Until all installments have been paid, the balance of the Vested portion of the Participant’s Aggregate Account shall continue to be credited with earnings (and losses) in accordance with Section 6.2 of Article VI.

iv.    In the event of the death of a Participant or Former Participant prior to his or her Aggregate Account being completely distributed, the remainder shall be distributed to his Beneficiary as soon as practicable after his death in a lump sum.

Any change to the elected form of distribution through December 31, 2008 will be subject to the following rules:

v.    The change will not be effective until one year following the date the completed and executed form is returned to the designated representative of the Administrator.

vi.    The anti-acceleration rule under Code Section 409A will not apply. For example, the elected form of distribution can be changed from installment payments over a 4-year period to a lump sum payment.

vii.    The 5-year deferral rule under Code Section 409A will not apply. This means that any change to a Participant’s elected form of distribution will not have to be delayed for 5 years following the originally scheduled commencement date.

viii.    The distribution will be delayed for 6 months following the Participant’s termination of employment.

Any change to the elected form of distribution on or after January 1, 2009 will be subject to the rules for “subsequent deferral elections” set forth below and in Treasury Regulation 1.409A-2(b)(1):

ix.    The change will not be effective until at least one year following the date the completed and executed form is returned to the designated representation of the Administrator.

x.    The change in the elected form of distribution is subject to the anti-acceleration rule of Code Section 409A. For example, a Participant who elected installments over a 4-year period could not change to a lump sum payment or installments over a 2-year period, except in accordance with the subsequent deferral rules of Treasury Regulation Section 1.409A-2(b)(1).

xi.    Payments under the revised elected form of distribution (other than payments due to death or Disability) will be delayed for 5 years beyond the originally scheduled commencement date in accordance with the subsequent deferral rules of Treasury Regulation Section 1.409A-2(b)(1). For example, if Participant elected installment payments to be made over a 4-year period beginning on his 62nd birthday and wanted to change to installment payments to be made over a 10-year period, the 10-year installment payments would not begin until the Participant’s 67th birthday.

7.2A    Distribution Form for Executive Employees who become Plan Participants on or after
January 1, 2012 and prior to January 1, 2018

Except to the extent set forth in Section 7.2C below, the distribution form for the Aggregate Account for all Executive Employees who become Plan Participants on or after January 1, 2012 shall be a lump sum.

7.2B	Distribution Form for all Executive Employees for Elective Contributions and Non-Elective Contributions, if any, Made on or after January 1, 2015 and Prior to January 1, 2018:

Notwithstanding anything to the contrary in any other Section of this Plan, all amounts contributed to the Plan on or after January 1, 2015 and prior to January 1, 2018, whether by Elective Contribution or Non-Elective Contribution, if any, shall be distributed in a lump sum.

7.2C    Distribution Form for all Executive Employees Elective Contributions and Non-Elective
Contributions, if any, made on or after January 1, 2018:

For that portion of the Vested Aggregate Account attributable to Elective Contributions and Non-Elective Contributions, if any, made on or after January 1, 2018, the forms of distribution available include (each Participant who defers both Base Compensation and Incentive Compensation is entitled to make a separate distribution election each Plan Year for each type of Compensation deferred):

•	Lump sum (which is the only distribution form for a Specified Date election), or

•	Installment payments from 2 to 10 years. An election to receive installment payments shall be subject to the following:

i.    The first installment shall be determined as of a Valuation Date immediately preceding the commencement date of the first payment. Each installment shall be calculated by making each payment a fraction of the remaining Aggregate Account, the numerator of which is (1) and the denominator (‘n”) of which is the remaining payments due.

ii.    Until all installments have been paid, the balance of the Vested portion of the Participant’s Aggregate Account shall continue to be credited with earnings (and losses) in accordance with Section 6.2 of Article VI.

iii.    In the event of the death of a Participant or Former Participant prior to the total Vested portion of his Participant’s Aggregate Account being distributed to him, the remainder shall be distributed to his Beneficiary as soon as practicable after his death in a lump sum.

iv.    Any subsequent change to the form of distribution will be made in accordance with the rules set forth in Section 7.2.b.ix. through 7.2.b.xi. and in accordance with the requirements of Code Section 409A.

7.3    Distribution Timing

Except to the extent that a Participant made a Specified Date distribution election for one or more Plan Years, a Participant’s Vested Aggregate Account shall be distributed or commence to be distributed as soon as reasonably practical after the occurrence of the earliest Distribution Event set forth in Section 7.1.b. or 7.1.c. (depending on the Executive’s deferral election) through Section 7.1.(g) (other than Section 7.1.f. (Unforeseeable Emergency)), but in no event later than sixty (60) days following such Distribution Event. If the Participant is determined to be a Specified Employee on the occurrence of the Distribution Event set forth in Section 7.1.b. or 7.1.c, as applicable, the distribution(s) will be postponed until 6 months after Separation from Service. In the event of the occurrence of an Unforeseeable Emergency under Section 7.1.e., the distribution of the amount necessary to cover the Unforeseeable Emergency will be made in a lump sum as soon as practical following the Unforeseeable Emergency, but in no event later than forty-five (45) days following a determination by the Committee that the Executive Employee qualifies for the Unforeseeable Emergency. If a Participant made a Specified Date election for one or more Plan Years, the Elective Contributions, and earnings thereon, for such Plan Year(s) shall be distributed on or within five (5) business days of the Specified Date.

7.4	Distribution Elections for Elective Contributions and Non-Elective Contributions (for Plan Years for which Executive Employees Are Permitted to Make Distribution Elections)

Distribution elections for post-December 31, 2007 Elective Contributions and Non-Elective Contributions will apply on a year-by-year basis. That is, a Participant’s distribution election for 2008 Elective Contributions and Employer Non-Elective Contributions will apply for that year only, and a new separate election will apply for 2009 Elective Contributions and Employer Non-Elective Contributions, if any, for each subsequent Plan Year thereafter.

To the extent that a Participant makes one or more subsequent deferral elections (within the meaning of Treasury Regulation 1.409A-2(b)(1)) on or after January 1, 2009 for any amount deferred after January 1, 2005, such subsequent deferral election shall be made separately with respect to each prior Plan Years deferrals for which such subsequent deferral election is desired.

7.5    Post-December 31, 2007 Installment Payments Considered Separate Payments

If a Participant elects installment payments for that portion of the Vested Aggregate Account attributable to post-December 31, 2007 participation, each installment payment will be considered a separate payment. As an example, assume a Participant elects for payment of the 2008 Plan Year Base Compensation Deferrals, Employer Non-Elective Contributions and earnings to be made in a series of 5 equal annual installments, each of which is designated as a separate payment. The first installment is scheduled to be paid on January 1, 2010. On or before December 31, 2008, the Participant elects to receive the entire amount equal to the sum of all 5 of the installments in a lump sum payment. Receipt of the lump sum payment cannot occur until January 1, 2019, 5 years from January 1, 2014. Commencing with amounts deferred on or after January 1, 2018, an election to receive installment payments will be treated as an election for single sum distribution, within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).

7.6    Making of Distribution

All distributions from this Plan, as provided herein, shall be made by the Trustee, from the Trust Fund, upon written authorization and direction by the Administrator to the Trustee, as long as the Employer shall not then be bankrupt or insolvent, as defined and provided in the Trust Agreement. If payments to the Participants, Former Participants and Beneficiaries shall then be suspended or terminated because of the bankruptcy or insolvency of the Employer, in accordance with the provisions of the Trust Agreement, distributions shall then be made by the Employer, subject to any necessary approvals of a bankruptcy court or other supervising court; provided, however, if the suspension of payment from the Trust Fund shall later be discontinued, distributions shall again be made from the Trust Fund, all as more fully provided in the Trust Agreement.

7.7    Distribution on Termination of Employment Attributable to Aggregate Account     Attributable to Post-2004 Deferrals

For distributions on termination of employment with respect to the Aggregate Account attributable to post-2004 deferrals, any reference to “termination of employment” in this Plan shall mean a Separation from Service.

ARTICLE VIII - BENEFICIARIES; PARTICIPANT DATA

8.1    Beneficiary Designations

Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant's lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant's spouse, if then living, but otherwise to the Participant's then living descendants, if any, per stirpes, but, if none, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant's personal representative, or if a dispute arises with respect to any such payment, then notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.

8.2    Communications

Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his last post office address as shown on the Employer's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address.

ARTICLE IX - ADMINISTRATION

9.1    Powers and Responsibilities of Administrator

The Administrator shall administer, construe, and interpret this Plan and shall, subject to its provisions, certify and direct the Trustee as to the making of distributions hereunder. The Administrator shall have discretionary authority to exercise all powers and to make all determination, consist with the terms of the Plan, in all matters entrusted to it, and its determination shall be given deference and shall be final and binding on all interested parties. The Administrator shall constitute the named administrator within the meaning of Section 3(16)(A) of the Act (29 USC § 1002(16)(A)).

9.2    Plan Sponsor

The plan sponsor within the meaning of Section 3(15)(B) of the Act (29 USC § 1102(15)(B)) shall be the Employer.

9.3    Powers and Responsibilities of Committee

The Committee may permit additional Participants into the Plan from time to time and provide exceptions and waivers as to any provision thereof, provided no such exception or waiver shall reduce the benefit to which a Participant is otherwise entitled under any provision hereof. The Committee shall also have the power to amend and terminate the Plan to the extent provided by Article X hereof.

9.4    Claims Procedure

Any Participant, Inactive Participant, Former Participant or Beneficiary, or his duly authorized representative, may file with the Administrator a claim for a benefit under this Plan. Such a claim must be in writing, be on a form provided by the Administrator if the Administrator had previously issued such a form and made the same available to the Participant, Former Participant or Beneficiary, and must be delivered to 'the Administrator, in person or by mail, postage prepaid. Within ninety (90) days after the receipt of such a claim, the Administrator shall send to the claimant, by mail, postage prepaid, a notice of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for the processing of the claim. In no event may the extension exceed ninety (90) days from the date of the initial period. If such an extension is necessary, the claimant will be given written notice to this effect prior to the expiration of the initial ninety (90) day period. The Administrator shall have full discretion to grant or deny a claim in whole or in part in accordance with the terms of this Plan. If notice of the denial of a claim is not furnished in accordance with this Section 9.4, the claim shall be deemed denied and the claimant shall be permitted to exercise his right of review as hereinafter provided.

The Administrator shall provide to every claimant who is denied a claim for benefits a written notice setting forth, in a manner calculated to be understood by the claimant the following information, viz.:

a.    The specific reason or reasons for the denial.

b.    Specific references to the pertinent Plan provisions on which the denial is based, together with a copy of such Plan provisions.

c.    A description of any additional material or information necessary of the claimant to perfect the claim and an explanation of why such material or information is necessary, and

d.    An explanation of the Plan's claim review procedure.

Within sixty (60) days after the receipt by a claimant of written notification of the denial (in whole or in part) of a claim by the Administrator, the claimant or his duly authorized representative, upon written application to the Administrator, delivered in person or by certified mail, postage prepaid, may review pertinent documents and submit to the Administrator, in writing, his notice of appeal from the initial decision, together with a detailed statement of the basis and arguments upon which such appeal is based, including such statements of fact and conclusions of law, together with the justification therefor, as claimant or his authorized representative believe supports his appeal from the initial decision of the Administrator.

Upon the Administrator's receipt of a notice of a request for review, the Administrator shall make a prompt decision on the review and shall communicate the decision on review to the claimant or his authorized representative. The decision on review shall be written in a manner calculated to be understood by the claimant and shall (unless the decision shall fully reverse the denial of the claim and completely accept the claim of the claimant) include specific reasons for the decision and specific references to the pertinent Plan provisions upon which the decision is based. The decision on review shall be made not later than sixty (60) days after the Administrator's receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than one-hundred-twenty (120) days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension by the Administrator prior to the expiration of the initial sixty (60) day period. If notice of the decision on review is not furnished in accordance with this Section 9.4, the claim shall be deemed denied on review.

9.5    Section 409A Compliance.

To the extent that rights or payments under this Plan are subject to Section 409A of the Code, this Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid. Any distribution election that would not comply with Section 409A of the Code shall not be effective for purposes of this Plan. To the extent that a provision of this Plan does not comply with Section 409A of the Code, such provision shall be void and without effect. The Employer does not warrant that this Plan will comply with Section 409A of the Code with respect to any Participant or with respect to any payment. In no event shall the Employer; any director, officer, or employee of the Employer (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of this Plan’s failure to satisfy the requirements of Section 409A of the Code, or as a result of this Plan’s failure to satisfy any other requirements of applicable tax laws.

ARTICLE X - TRUST FUND

10.1    Establishment of Trust

In order to assist the Employer in meeting its obligations hereunder and provide a more certain and regular procedure for receipt of benefits by the Participants, Former Participants and Beneficiaries, the Employer has entered into a Trust Agreement with the Trustee for the holding of the Trust Fund in trust in accordance with all of the provisions thereof contained. Such trust shall continue to be a grantor trust within the meaning of Section 671 of the Code and an accumulation trust within the meaning of Subpart C of Part 1 of Subchapter J of Chapter 1 of Subtitle A of the Code.

10.2    Right of Assignment and Transfer of Interest

No amounts payable hereunder may be assigned, pledged, mortgaged, hypothecated, sold or transferred nor may any such amounts be subject to lien, levy, distraint or other legal process or attachment. All right to benefits hereunder shall be personal to the Participant, Former Participant or Beneficiary and no such person shall have a right to the assets held in the Trust Fund, or any portion thereof, prior to the Administrator directing the Trustee to make payment therefrom in a particular instance.

10.3    Unfunded Nature of Plan

Since the rights of the Participants, Former Participants and Beneficiaries are not absolute but are defeasible in the event of the bankruptcy or insolvency of the Employer, as provided by the Trust Agreement, this Plan shall, notwithstanding the existence of the Trust Fund, be deemed unfunded for the purpose of Title I of the Act, in accordance with Department of Labor Regulations.

ARTICLE XI - AMENDMENT AND TERMINATION

11.1    Amendment

This Plan may be amended at any time and from time to time by the Committee; provided, however, no such amendment shall reduce the benefit hereunder accrued by any Participant, Former Participant or Beneficiary prior to the later of (a) the date that such amendment is to be effective or (b) the date that such amendment is so adopted by the Committee. The Committee may authorize and direct any officer of the Employer to take such action, and execute such documents as are necessary or appropriate to evidence the adoption of any amendment hereto.

11.2    Termination of Plan

a.    With respect to amounts deferred prior to January 1, 2005, plus earnings thereon, the Committee may cause and authorize this Plan to be terminated at any time; provided however, no such termination shall defease any right of a Participant, former Participant or Beneficiary to any benefit accrued prior to the date of such termination (whether such benefit shall otherwise be Vested or not under the terms of the Plan). The Committee may authorize and direct any officer of the Employer to take such action, and execute such documents, as are necessary or appropriate to effectuate any such decision of the Committee. Any such termination with respect to deferrals on or after January 1, 2005 shall be considered a “freeze” of the Plan. Account balances shall not be distributed on a “freeze” of the Plan except as provided for in Article VII. In order for a termination of the Plan to result in the distribution of Participant’s Aggregate Accounts, the termination must satisfy the provisions of Section 11.2.b. below.

b.    With respect to amounts deferred on or after January 1, 2005, plus earnings thereon, subject to the requirements of Section 409A of the Code, in the event of complete termination of the Plan, the Plan shall cease to operate and the Employer shall pay out to the Participant his or her entire Aggregate Account as of the date of termination of the Plan. Such complete termination of the Plan shall occur only under the following circumstances and conditions:
(i)    The Employer may terminate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (A) the calendar year in which the Plan terminates; (B) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (C) the first calendar year in which the payment is administratively practicable.
(ii)    The Employer may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.
(iii)    The Employer may terminate the Plan provided that: (A) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (B) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated (C) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (D) all payments are made within 24 months of the termination of the arrangements; and (E) the Employer does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE XII - MISCELLANEOUS

12.1     Limitation of Rights

Nothing contained in this Plan shall be construed to limit in any way the right of the Employer (or, if applicable, the subsidiary or affiliate employing the Employee) to terminate an Employee's or Participant's employment at any time or in. any way to constitute an agreement or understanding, express or implied, that the Employer (or, if applicable, the subsidiary or affiliate employing the Employee) will continue to employ Employee, or will employ, or continue to employ, the Employee in any particular position or under any particular circumstances.

12.2     Headings

The headings and subheading contained herein are for convenience of reference only and are to be ignored in any construction thereof.

12.3     Gender and Number

Whenever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural.

12.4     Governing Law

This Plan shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, to the extent such laws are not preempted by the laws of the Untied States of America.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officers, being duly authorized, have caused this amended and restated Plan to be duly executed by, and on behalf of, FIRST COMMONWEALTH FINANCIAL CORPORATION, a corporation organized and existing pursuant to the laws of the Commonwealth of Pennsylvania, this 18th day of December, 2017,and effective as of such date, except to the extent otherwise set forth in the Plan.

(SEAL)     FIRST COMMONWEALTH
FINANCIAL CORPORATION

Attest:

/s/ Matthew C. Tomb     By /s/ T. Michael Price
Executive Vice President,    President and Chief
Secretary    Executive Officer